CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-184351, 333-196166, 333-223834, 333-231528 and 333-265474) of Luxfer Holdings PLC of our report dated March 1, 2023 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Manchester, United Kingdom
March 1, 2023